Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Tommy Pruitt	James Palczynski
Senior Communications Director	Principal and Director
Force Protection, Inc.	ICR Inc.
843.574.3866	203.682.8229

Force Protection, Inc. Awarded $56.3 Million for Additional

Cougar Independent Suspension Upgrade Kits

— To Be Installed On an Additional 545 Cougar Vehicles —

Ladson, SC (July 24, 2009) — Force Protection, Inc. (NASDAQ: FRPT), a leading designer, developer and manufacturer of life saving survivability equipment and provider of total life cycle support for those products, today announced that it had received a modification to contract M67854-07-D-5031 from Marine Corps Systems Command for approximately $56.3 million for independent suspension upgrade kits on approximately 545 additional Cougar vehicles.  This contract modification is subject to definitization. The work is expected to be completed prior to December 31, 2009.

On April 9, 2009, Force Protection announced an order for approximately $158 million from Marine Corps Systems Command for suspension upgrade kits.  That order provided suspension kits for approximately 1,500 Cougar vehicles.

Michael Moody, Chief Executive Officer of Force Protection, commented, “This additional independent suspension order further demonstrates the flexibility and sustainability of the Cougar.  The Cougar has performed extremely well in Iraq with an impressive operational readiness rate.  This suspension upgrade will provide increased mobility for even more Cougars in the much more rugged terrain of Afghanistan.  We are delighted that our customer has placed their continued confidence in the Cougar with these additional suspension kit upgrades.”

About Force Protection, Inc.

Force Protection, Inc. is a leading American designer, developer and manufacturer of survivability solutions, predominantly blast- and ballistic-protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones. The Company’s specialty vehicles, the Cougar, the Buffalo and the Cheetah, are designed specifically for reconnaissance and urban operations and to protect their occupants from landmines, hostile fire, and improvised explosive devices (IEDs, commonly referred to as roadside bombs). The Company also is the developer and manufacturer of ForceArmor™, an armor package providing superior protection against explosively formed projectiles (EFPs), now available for a wide range of tactical-wheeled vehicles. The Company is one of the original developers and primary providers of vehicles for the U.S. military’s Mine Resistant Ambush Protected, or MRAP, vehicle program. For more information on Force Protection and its vehicles, visit www.forceprotection.net.

Force Protection, Inc. Safe Harbor Language

This press release contains forward looking statements that are not historical facts, including statements about our beliefs and expectations. These statements are based on beliefs and assumptions of Force Protection’s management, and on information currently available to management. These forward looking statements include, among other things: the growth and demand for Force Protection’s vehicles, including the Cougar vehicle; the rate at which the Company will be able to produce these vehicles and products; the performance, readiness and increased mobility of these vehicles; and the Company’s expected financial and operating results, including its revenues and cash flow, for future periods. Forward-looking statements speak only as of the date they are made, and the Company undertakes no

Force Protection, Inc.

9801 Highway 78 Bldg 1

Ladson SC  29456

obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements. Examples of these factors include, but are not limited to, ability to effectively manage the risks in the Company’s business; the ability to develop new technologies and products and the acceptance of these technologies and products; the ability to obtain and complete new orders for its vehicles and products; the Company’s ability to identify and remedy its internal control weaknesses and deficiencies, and other risk factors and cautionary statements listed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as updated in the Quarterly Report on Form 10-Q for the period ended March 31, 2009.